UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 25, 2016

RETAIL PROPERTIES OF AMERICA, INC.

(Exact Name of Registrant As Specified in Charter)

Maryland	001-35481	42-1579325
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois 60523

(Address of Principal Executive Offices) (Zip Code)

(630) 634-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 25, 2016, Retail Properties of America, Inc. (the “Company”) appointed Paula C. Maggio to serve Executive Vice President, General Counsel and Secretary of the Company, effective May 2, 2016. The Company appointed Ms. Maggio to succeed Dennis K. Holland, who had previously announced that he would be retiring on June 30, 2016. In connection with Ms. Maggio’s appointment, Mr. Holland will cease to serve as Executive Vice President, General Counsel and Secretary on May 2, 2016; however he will remain employed by the Company through his originally planned retirement date to assist in the transition.

Before joining the Company, Ms. Maggio was the Executive Vice President, General Counsel and Secretary at Strategic Hotels & Resorts, Inc. where she served in various functions since 2000. Previously, Ms. Maggio practiced law with Altheimer & Gray, where she focused primarily on real estate and hospitality law. Ms. Maggio received a Bachelor of Arts and Juris Doctor, cum laude, both from the University of Illinois.

“We would like to thank Dennis Holland for his years of loyal service to the Company’s shareholders. We are excited that he will be replaced by Paula Maggio, a proven General Counsel with a strong track record in our industry. We look forward to a smooth transition,” said Steven P. Grimes, the Company’s President and Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC.

Date: April 27, 2016	By:	/s/ Steven P. Grimes
Steven P. Grimes
President and Chief Executive Officer